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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 2 to Registration Statement Nos. 333-67581, 333-67581-01, 333-67581-02, 333-67581-03, and
333-67581-04 of UnionBanCal Corporation of our report dated January 30, 1998 (November 18, 1998 as to the exchange of common stock referred to in Note 1, paragraphs 3 and 4, and the adoption of SFAS No. 130, "Reporting Comprehensive Income," referred to in Notes 1 and 18, and December 7, 1998 as to the stock split referred to in Note 1, paragraph 5) appearing in Form 8-K of UnionBanCal Corporation dated January 11, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of these Registration Statements.



DELOITTE & TOUCHE LLP
San Francisco, California
January 29, 1999